Exhibit 99.1

GETTY REALTY RECEIVES PAYMENTS FROM GETTY PETROLEUM MARKETING LIQUIDATING TRUST

- Company Receives $7.4 Million -

JERICHO, NY, April 27, 2015 — Getty Realty Corp. (NYSE-GTY) (the “Company”) announced today that it received two payments from the Getty Petroleum Marketing Liquidating Trust (the “Marketing Estate”).

On March 3, 2015, the Company entered into a settlement agreement (the “Settlement Agreement”) with the Liquidating Trustee of the Marketing Estate to resolve claims asserted by the Company in Marketing’s bankruptcy case. The Settlement Agreement was approved by an order of the U.S. Bankruptcy Court, and, on April 22, 2015, the Company received an interim distribution from the Marketing Estate of $6.8 million on account of the Company’s general unsecured claims. The Company expects to receive additional distributions from the Marketing Estate during 2015 on account of its general unsecured claims, however, the Company cannot provide any assurance as to the timing or the total amount of such future distributions.

The Settlement Agreement also resolved a dispute relating to the balance of payment due to the Company pursuant to the Company’s agreement to fund the lawsuit that was brought by the Liquidating Trustee against Lukoil Americas Corporation and related entities and individuals for the benefit of Marketing’s creditors. As a result, on April 22, 2015, the Company also received an additional distribution of approximately $0.6 million from the Marketing Estate in full resolution of the funding agreement dispute.

About Getty Realty Corp.

Getty Realty Corp. is the leading publicly traded real estate investment trust in the United States specializing in ownership, leasing and financing of convenience store/gas station properties. The Company owns and leases approximately 860 properties nationwide.

Contact:	Christopher J. Constant
Chief Financial Officer
(516) 478-5460